                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 19, 1996

                                      AMONG

                          GENERAL PHYSICS CORPORATION,

                     NATIONAL PATENT DEVELOPMENT CORPORATION

                                       AND

                              GPX ACQUISITION INC.

                                TABLE OF CONTENTS

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ARTICLE 1

         THE MERGER...................................................................................  1
         Section 1.1.               The Merger........................................................  1
         Section 1.2.               Closing...........................................................  1
         Section 1.3.               Effective Time....................................................  2
         Section 1.4.               Effects of the Merger.............................................  2
         Section 1.5.               Certificate of Incorporation; By-laws.............................  2
         Section 1.6.               Directors and Officers of the Surviving Corporation...............  2

ARTICLE 2

         EFFECT OF THE MERGER ON THE SECURITIES
         OF THE CONSTITUENT CORPORATIONS..............................................................  3
         Section 2.1.               Effect on Capital Stock...........................................  3
         Section 2.2.               Exchange of Certificates..........................................  5

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES...............................................................  8
         Section 3.1.               Representations and Warranties of General Physics.................  8
         Section 3.2.               Representations and Warranties of the Parent and Newco............ 17

ARTICLE 4

         COVENANTS RELATING TO CONDUCT OF BUSINESS
         PRIOR TO MERGER.............................................................................. 25
         Section 4.1.               Certain Covenants................................................. 25

ARTICLE 5

         ADDITIONAL AGREEMENTS........................................................................ 29
         Section 5.1.               Preparation of Form S-4, the GPC Proxy Statement and the NPD Proxy
                                    Statement......................................................... 29
         Section 5.2.               Meetings of Stockholders.......................................... 30
         Section 5.3.               Legal Requirements to Merger...................................... 31
         Section 5.4.               Access to Information............................................. 31
         Section 5.5.               Best Efforts...................................................... 31
         Section 5.6.               Capital Stock             ........................................ 31
         Section 5.7.               Indemnification and Insurance..................................... 32
         Section 5.8.               Public Announcements.............................................. 33
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                                       i
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         Section 5.9.               No Solicitation, Etc.............................................. 33
         Section 5.10.              Consents, Approvals and Filings................................... 34
         Section 5.11.              Non-Interference, Etc............................................. 34
         Section 5.12.              Affiliates........................................................ 35
         Section 5.13.              Listing........................................................... 35
         Section 5.14.              Brokers and Finders............................................... 35

ARTICLE 6

         CONDITIONS PRECEDENT......................................................................... 36
         Section 6.1.               Conditions to Each Party's Obligation to Effect the Merger........ 36
         Section 6.2.               Conditions to Obligations of General Physics...................... 37
         Section 6.3.               Conditions to Obligations of the Parent and Newco................. 38

ARTICLE 7

         TERMINATION, AMENDMENT AND WAIVER............................................................ 39
         Section 7.1.               Termination....................................................... 39
         Section 7.2.               Fees and Expenses Upon Termination................................ 41
         Section 7.3.               Effect of Termination............................................. 41
         Section 7.4.               Extension; Waiver................................................. 42
         Section 7.5.               Procedure for Termination, Amendment, Extension or Waiver; Role of
                                    the Special Committee up to the Effective Time.................... 42

ARTICLE 8

         DEFINITIONS.................................................................................. 42
         Section 8.1.               Certain Defined Terms............................................. 42
         Section 8.2.               Certain Rules of Construction..................................... 44
         Section 8.3.               Table of Defined Terms Defined in the Text of the Agreement....... 45

ARTICLE 9

         GENERAL PROVISIONS........................................................................... 46
         Section 9.1.               Nonsurvival of Representations and Warranties..................... 46
         Section 9.2.               Fees and Expenses................................................. 47
         Section 9.3.               Notices........................................................... 47
         Section 9.4.               Amendment......................................................... 48
         Section 9.5.               Entire Agreement; Third-Party Beneficiaries....................... 48
         Section 9.6.               Governing Law..................................................... 48
         Section 9.7.               Assignment........................................................ 48
         Section 9.8.               Enforcement....................................................... 48
         Section 9.9.               Severability...................................................... 49
         Section 9.10.              Counterparts...................................................... 49
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                                       ii

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of November 19, 1996 among General Physics Corporation, a Delaware corporation ("General Physics"), National Patent Development Corporation, a Delaware corporation ("Parent"), and GPX Acquisition Inc., a Delaware corporation ("Newco"). Capitalized terms are used as defined in Article 8 hereof.

                              W I T N E S S E T H :

         WHEREAS, the Board of Directors of General Physics, based upon the unanimous recommendation of the special committee of the independent directors of General Physics (the "Special Committee"), and the Boards of Directors of the Parent and of Newco deem it advisable and in the best interests of their respective stockholders to consummate, and have unanimously approved, the merger of Newco with and into General Physics upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into General Physics at the Effective Time. Upon the Effective Time, the separate existence of Newco shall cease, and General Physics shall continue as the surviving corporation (the "Surviving Corporation").

         SECTION 1.2. CLOSING. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, unless another date, time or place is agreed to in writing by the parties hereto.

                                                    Agreement and Plan of Merger

         SECTION 1.3. EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other later date as General Physics and the Parent may agree) a certificate of merger or other appropriate documents, prepared and executed in accordance with the relevant provisions of the DGCL, and make all other filings and recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

         SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the capital stock of Newco shall become the capital stock of the Surviving Corporation and all the properties, rights, privileges, powers and franchises of Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

         SECTION 1.5. CERTIFICATE OF INCORPORATION; BY-LAWS.

                  (a) The Certificate of Incorporation of General Physics (the "GPC Charter"), as in effect immediately prior to the Effective Time, shall from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The by-laws of General Physics (the "GPC By-laws") as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The directors of General Physics immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the GPC Charter and the GPC By-laws, or as otherwise provided by applicable law.

                  (b) The officers of General Physics immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the GPC Charter and the GPC By-laws, or as otherwise provided by applicable law.



                                        2
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                                                    Agreement and Plan of Merger

                                    ARTICLE 2

                     EFFECT OF THE MERGER ON THE SECURITIES
                         OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of General Physics' Common Stock, par value $.025 per share (the "GPC Common Stock"), or any other shares of capital stock of General Physics:

                  (a) Cancellation of GPC Treasury Stock and Certain NPD-Owned Stock. Each share of GPC Common Stock issued and outstanding immediately prior to the Effective Time that is owned by General Physics or any Subsidiary of General Physics or by the Parent shall automatically be canceled and retired and shall cease to exist, and no shares of the Parent's Common Stock, par value $.01 per share (the "NPD Common Stock"), cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (b) Conversion of GPC Common Stock. Subject to Section 2.2(f), each share of GPC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a) above) shall, as a matter of law, be converted into the right to receive from the Parent a fraction of a validly issued, fully paid and non-assessable share of NPD Common Stock equal to the Exchange Ratio (the "Stock Consideration"). (The Stock Consideration and any cash to be paid in accordance with Section 2.2(f) in lieu of fractional shares of NPD Common Stock are referred to collectively as the "Merger Consideration".) The term "Exchange Ratio" means a ratio equal to 0.53, except (A) in the event that the Parent Stock Price is less than $9.336, the Parent may elect at its option (without any obligation to do so) to increase the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

                  (9.336 divided by the Parent Stock Price) x 0.53 = Adjusted Exchange Ratio

(rounded to the nearest 1/100), provided that the Parent provides notice of its election of such option (the "Parent Gross-Up Option") to General Physics no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio) and (B) in the event that the Parent Stock Price is greater than $9.914, General Physics may elect at its option (without any obligation to do so) to decrease the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

                  (9.914 divided by the Parent Stock Price) x 0.53 = Adjusted Exchange Ratio



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
                                                    Agreement and Plan of Merger

(rounded to the nearest 1/100), provided that General Physics provides notice of its election of such option (the "GPC Reduction Option") to the Parent no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio).

                  (c)      General Physics Stock Options.

                           (i) As of the Effective Time, the holder of each outstanding stock option to purchase GPC Common Stock granted under the 1991 General Physics Corporation Stock Option Plan (such options, the "Options") which is then unvested shall be entitled to receive (upon vesting) for each share of GPC Common Stock which would have been obtainable upon exercise of the Option a payment from the Parent in shares of NPD Common Stock equal to $5.10 less the exercise price of the unvested Option as such exercise price is in effect immediately prior to the Merger, subject to adjustment for stock dividends, stock splits and the like. Such payment in shares of NPD Common Stock shall be made to the holder of the Option at the time such Option vests using the market price of NPD Common Stock as of the end of the business day immediately preceding such vesting date. Each such Option shall be cancelled upon payment therefor.

                           (ii) As of the Effective Time, all Options which have vested prior to, or which will vest upon, the Effective Time (the "Vested Options") which have not been repurchased by the Parent pursuant to Section 5.6 because the holder(s) of such Vested Options have not consented to such repurchase (the "Assumed Options") shall be adjusted such that the holder of each of the Assumed Options shall be entitled to receive, upon payment of the exercise price thereof (as in effect immediately prior to the Effective Time, as may be adjusted thereafter for any stock splits, combinations, reclassifications and the like), the shares of NPD Common Stock which such holder would have been entitled to receive after the Effective Time had such Assumed Option been exercised immediately prior to the Effective Time. The form of Assumed Option shall be adjusted in a form as may be approved by the Board of Directors of General Physics and by the Board of Directors of National Patent to reflect adjustments in the exercise price thereof and the number and kind of securities purchased under such Assumed Options.

                  (d) Warrants. At the Effective Time, the Warrants shall be adjusted such that the holder of each of the Warrants shall be entitled to receive, upon payment of the exercise price thereof, the shares of NPD Common Stock which such holder would have owned or have been entitled to receive after the Effective Time had such Warrant been exercised immediately prior to the Effective Time, as such exercise price and number of shares shall be thereafter adjusted. The form of Warrant shall be adjusted in a form as may be approved by the Board of Directors of General Physics to reflect adjustments in the exercise price thereof and the number and kind of securities purchased under such Warrants.

                                                    Agreement and Plan of Merger

                  (e) Cancellation and Retirement of GPC Common Stock. As of the Effective Time, all certificates representing shares of GPC Common Stock, other than certificates representing shares to be canceled in accordance with Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GPC Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

         SECTION 2.2. EXCHANGE OF CERTIFICATES.

                  (a) Exchange Agent. As of the Effective Time, the Parent shall deposit with First City Transfer Company, or another bank or trust company designated by the Parent and reasonably satisfactory to General Physics (the "Exchange Agent"), for the benefit of the holders of shares of GPC Common Stock, certificates representing shares of NPD Common Stock representing the aggregate Stock Consideration (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Exchange Fund").

                  (b)      Exchange Procedures.

                           (i) As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of GPC Common Stock (except holders of shares of GPC Common Stock to be canceled in accordance with Section 2.1(a)) shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of NPD Common Stock (and cash in lieu of fractional shares of NPD Common Stock as contemplated by Section 2.2(f)) which the aggregate number of shares of GPC Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(b).

                           (ii) The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of GPC Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a

                                                    Agreement and Plan of Merger

         person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                           (iii) After the Effective Time, there shall be no further transfer on the records of General Physics or its transfer agent of certificates representing shares of GPC Common Stock and if such certificates are presented to General Physics for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.2(b), each certificate representing shares of GPC Common Stock (other than certificates representing shares of GPC Common Stock to be canceled in accordance with Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

                  (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five days thereafter), the Surviving Corporation shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1.

                  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to NPD Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1 ("Converted Shares"), until the surrender for exchange of such certificate in accordance with this
Article 2. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid or payable with respect to the number of whole shares of NPD Common Stock into which the shares of GPC Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of NPD Common Stock.

                  (e) No Further Ownership Rights in General Physics. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of GPC Common Stock in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of GPC Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's

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                                                    Agreement and Plan of Merger

obligations (if any) (which shall be satisfied exclusively from the assets of the Surviving Corporation, and not, directly or indirectly, from the assets of the Parent) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by General Physics on such shares of GPC Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

                  (f)      No Fractional Shares.

                           (i) No certificates or scrip representing fractional shares of NPD Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of GPC Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent.

                           (ii) Notwithstanding any other provisions of this Agreement, each holder of shares of GPC Common Stock who would otherwise have been entitled to receive a fraction of a share of NPD Common Stock (after taking into account all certificates delivered by such holder) pursuant to Section 2.1 shall receive, in lieu thereof, cash (without interest) in an amount equal to (x) such fractional part of a share of NPD Common Stock multiplied by (y) the Parent Stock Price. The Parent shall provide the Exchange Agent with the necessary cash for such payments as and when it is needed. No General Physics stockholder shall be entitled to receive cash in lieu of fractional shares in an amount greater than the value of one full share of GPC Common Stock.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the certificates representing Converted Shares for 180 days after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Converted Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for any Merger Consideration and any dividends or distributions with respect to NPD Common Stock.

                  (h) No Liability. None of General Physics, the Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares, cash, dividends or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Converted Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions payable in respect of such certificate shall, to the

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                                                    Agreement and Plan of Merger

extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (i) Lost, Stolen or Destroyed Certificates. In the event that any certificate for GPC Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of NPD Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that the Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF GENERAL PHYSICS. General Physics represents and warrants to each of the Parent and Newco as follows:

                  (a) Organization, Standing and Power. Each of General Physics and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business, as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a GPC Material Adverse Effect.

                  (b) Capital Structure.

                           (i) As of the date hereof, the authorized capital stock of General Physics consists of 20,000,000 shares of GPC Common Stock and 5,000,000 shares of Preferred Stock, par value $.025 per share (the "GPC Preferred Stock"). At the close of business on September 30, 1996:

                                    (A) 10,525,926 shares of GPC Common Stock
                           were outstanding, 2,000,000 shares of GPC Common Stock were reserved for issuance upon the exercise of outstanding stock options or pursuant to General Physics' other benefit plans (such stock options and such benefit plans, collectively, the "GPC Stock Plans");



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                                                    Agreement and Plan of Merger

                                    (B) no shares of GPC Common Stock were held
                           by its subsidiaries;

                                    (C) except for the Warrants and the Options,
                           no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), and no other options or warrants to purchase shares of GPC Common Stock were issued or outstanding; and

                                    (D) no shares of GPC Preferred Stock were
                           issued and outstanding.

         All outstanding shares of General Physics capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

                           (ii) As of the date of this Agreement, there are no options, warrants, calls, rights, or agreements (other than the Options, the Warrants, this Agreement and agreements with the Parent) to which General Physics or any Subsidiary of General Physics is a party or by which it or any such Subsidiary is bound obligating General Physics or any Subsidiary of General Physics to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of General Physics or of any Subsidiary of General Physics or obligating General Physics or any Subsidiary of General Physics to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance with Section 2.1(c) after the Effective Time, there will be no option, warrant, call, right or agreement obligating General Physics or any Subsidiary of General Physics to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of General Physics or any Subsidiary of General Physics, or obligating General Physics or any Subsidiary of General Physics to grant, extend or enter into any such option, warrant, call, right or agreement.

                  (c)      Authority.

                           (i) General Physics has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Merger by the stockholders of General Physics, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of General Physics, subject to such approval of this Agreement by the stockholders of General Physics. This Agreement has been duly executed and delivered by General Physics and, subject to such approval of this Agreement by the stockholders

                                                    Agreement and Plan of Merger

         of General Physics, constitutes a valid and binding obligation of General Physics enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Certificate of Incorporation or By-laws of General Physics or any Subsidiary of General Physics or, except as set forth on
         Schedule 3.1(c) hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, GPC Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to General Physics or any Subsidiary of General Physics or their respective properties or assets which Violation would have a GPC Material Adverse Effect.

                           (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to General Physics or any of its Subsidiaries in connection with the execution and delivery of this Agreement by General Physics, or the consummation by General Physics of the transactions contemplated hereby, the failure to obtain which would have a GPC Material Adverse Effect, except for (A) the filing with the SEC of (x) a proxy statement in definitive form relating to the meeting of General Physics' stockholders (the "GPC Proxy Statement", which may be combined with the NPD Proxy Statement, as so combined, the "Proxy Statement"), and, if required, a meeting of the Parent's stockholders, to be held in connection with the Merger and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Merger Filings and appropriate documents with the relevant authorities of other states in which General Physics is qualified to do business, (C) such filings, authorizations, orders and approvals as may be required by foreign, state or local governmental authorities and (D) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

                  (d) SEC Documents. General Physics has delivered or made available to the Parent a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by General Physics with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "GPC SEC Documents") which are all the documents (other than preliminary material) that General Physics has been required to file with the SEC since such date. As of their respective dates, the Form 10-K and 10-Q included in the GPC SEC Documents (the "GPC Reports") complied in all material respects with

                                                    Agreement and Plan of Merger

the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GPC Reports and none of the GPC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of General Physics included in the GPC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of General Physics and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (e) Information Supplied. None of the information supplied or to be supplied by General Physics for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 (which may be combined, if appropriate, with the Proxy Statement) to be filed with the SEC by the Parent in connection with the issuance of shares of NPD Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the GPC Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The GPC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  (f) Compliance with Applicable Laws. The businesses of General Physics and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a GPC Material Adverse Effect. General Physics and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "GPC Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those GPC Permits, the absence of which would not have a GPC Material Adverse Effect.

                                                    Agreement and Plan of Merger

                  (g)      Financial Statements.

                           (i) General Physics has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to the Parent complete and correct copies of:

                                    (A) the audited consolidated balance sheets
                           of General Physics and its then-existing Subsidiaries as at December 31, 1995, 1994 and 1993, and the related audited consolidated statements of operations and stockholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes; and

                                     (B) the unaudited interim consolidated
                           financial statements for General Physics and its Subsidiaries as at, and for the fiscal periods ended on, March 31, 1996, June 30, 1996 and September 30, 1996.

         All of such financial statements fairly present, or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal, year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to General Physics and its Subsidiaries taken as a whole), the financial position, results of operations and cash flows of General Physics and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with GAAP applied on a basis consistent throughout the reported periods.

                           (ii) Neither such financial statements nor the financial statements of General Physics included in the GPC SEC Documents (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (C) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no material liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

                  (h) Litigation. Except (x) for the case styled Dunlop v. Pollak, et al. pending in the Court of Chancery of the State of Delaware (Civil Action No. 15237-NC), (y) as disclosed in the GPC SEC Documents and (z) for actions and suits arising in the ordinary course of General

                                                    Agreement and Plan of Merger

Physics' business, none of which if decided adversely to General Physics or its Subsidiaries would have a material adverse effect on General Physics or any such Subsidiary, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to General Physics' knowledge, threatened, involving General Physics, any of its Subsidiaries or any of their respective properties or assets that (i) if asserted and decided adversely to General Physics or any such Subsidiary could, individually or in the aggregate, have a GPC Material Adverse Effect, (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by General Physics or any of its Subsidiaries under this Agreement. Except as publicly announced in the GPC SEC Documents or in any press release prior to the date hereof, none of General Physics nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither General Physics nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving General Physics or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

                  (i) Absence of Certain Changes. Since September 30, 1996, except (A) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, and (B) as disclosed in General Physics' financial statements or in the GPC SEC Documents previously delivered or made available to the Parent and Newco, neither General Physics nor any of its Subsidiaries:

                           (i) had any change in its condition (financial or otherwise), operations, business, properties, assets or liabilities, other than changes in the ordinary course of business, none of which has been, individually or in the aggregate, materially adverse to General Physics or any such Subsidiary;

                           (ii) incurred or agreed to incur any material indebtedness for borrowed money or any other liabilities;

                           (iii) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

                                                    Agreement and Plan of Merger

                           (iv) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director, officer or employee of General Physics or of any Subsidiary of General Physics or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

                           (v) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets;

                           (vi) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock (other than the regular quarterly cash dividends of $.06 per share);

                           (vii) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees over the rate being paid to them on December 31, 1995, as set forth in General Physics' Proxy Statement for the 1995 Annual Meeting of Stockholders, other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed and other than increases in monthly and quarterly cash bonus accruals arising from General Physics' earnings pursuant to arrangements or formulas disclosed to senior management of National Patent, or (B) since December 31, 1995, paid or made provision for the payment of any bonus or similar compensation to any director, officer or employee (other than any insurance agent or independent contractor) of General Physics or any Subsidiary of General Physics (except for bonuses approved by the Board of Directors of General Physics and other than increases in monthly and quarterly cash bonus accruals arising from General Physics' earnings pursuant to arrangements or formulas disclosed to senior management of National Patent), or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

                           (viii) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a GPC Material Adverse Effect;

                                                    Agreement and Plan of Merger

                           (ix) canceled, or agreed to cancel, any debts or claims over $250,000 in the aggregate or $50,000 individually other than in the ordinary course of business;

                           (x) made any material change in its accounting methods or practices with respect to its condition, operations, business, or practices; or

                           (xi) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing.

                  (j) Material Contracts. Neither General Physics nor any of its Subsidiaries is a party to any contract that, individually or in the aggregate, would have a GPC Material Adverse Effect, nor the performance of which will likely have a GPC Material Adverse Effect. Neither General Physics nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any material contract except the effect of which defaults singly or in the aggregate would not have a GPC Material Adverse Effect. To the knowledge of General Physics, no other person is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any material contract.

                  (k) Employee Benefit Plans.

                           (i) Certain Terms. The term "GPC Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA or any other material benefit arrangement (including without limitation (A) any employment or consulting agreement, (B) any incentive bonus or deferred bonus arrangement, (C) any arrangement providing termination allowance, severance or similar benefits, (D) any equity compensation plan, and
         (E) any deferred compensation plan) sponsored, maintained or contributed to by General Physics or any "Controlled Company" for the benefit of any of their employees or former employees. For purposes of this Section 3.1(k), "Controlled Company" shall mean any entity that, together with General Physics as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to General Physics in this Section 3.1(m) shall also include a reference to a Controlled Company.

                           (ii) No Title IV Plans. No GPC Plan (whether or not terminated since 1990) is regulated under Title IV of ERISA and there are no circumstances under which General Physics would have liability under Title IV of ERISA.

                           (iii) Compliance with Law. General Physics has operated, and has caused its appointees and nominees to operate, each GPC Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and

                                                    Agreement and Plan of Merger

         administrative agency rulings and requirements applicable thereto. There have been no material adverse changes in the financial status of any GPC Plan since June 30, 1996. No benefit under any GPC Plan, including without limitation any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement (except as may be provided in Section 2.1(c)).

                           (iv) Contributions. Full payment has been made of all amounts which General Physics is required, under applicable law or under any GPC Plan or any agreement related to any GPC Plan to which General Physics is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each GPC Plan ended prior to the date hereof.

                           (v) Tax Qualification. Each GPC Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code either has been determined to be so qualified by the Internal Revenue Service or has been submitted to the Internal Revenue Services for a determination with respect to such qualified status. Each GPC Plan that has been submitted to the Internal Revenue Service for a determination with respect to its qualified status has been submitted in a timely manner so that any amendments necessary to qualify the plan from its inception can be made within the remedial amendment period established under Section 401(b) of the Code. To the knowledge of General Physics, nothing has occurred since such determination, or submission, as applicable, to affect materially and adversely the qualification of any such GPC Plan.

                           (vi) Tax or Civil Liability. General Physics has not participated in any conduct that could result in the imposition upon General Physics of any material excise tax under Section 4971 through 4980B of the Code or material civil liability under Section 502(i) of ERISA with respect to any GPC Plan.

                           (vii) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any GPC Plan, or the assets thereof, against any fiduciary of any such GPC Plan, or against General Physics with respect to any GPC Plan, and General Physics has no knowledge of any pending investigation or administrative review by any Governmental Entity that could result in the imposition on General Physics of any penalty or assessment in connection with any GPC Plan.

                           (viii) Retiree Welfare Coverage. No GPC Plan provides any health, life or other welfare coverage to employees of General Physics beyond termination of their employment with General Physics by reason of retirement or otherwise, other than

                                                    Agreement and Plan of Merger

         coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

                           (ix) Reporting and Disclosure Obligations. General Physics has complied in all material respects with all applicable reporting and disclosure requirements of Title I of ERISA with respect to all GPC Plans.

                  (l)      Taxes.

                           (i) Each of General Physics and its Subsidiaries has filed all Tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a GPC Material Adverse Effect. All Tax returns filed by General Physics and each of its Subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a GPC Material Adverse Effect. General Physics and each of its Subsidiaries has paid (or General Physics has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the GPC SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by General Physics and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                           (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against General Physics or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a GPC Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

         SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND NEWCO. The Parent and Newco represent and warrant to General Physics as follows:

                  (a) Organization; Standing and Power. Each of the Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a NPD Material Adverse Effect.

                                                    Agreement and Plan of Merger

                  (b)      Capital Structure.

                           (i) As of the date hereof, the authorized capital stock of the Parent consists of 40,000,000 shares of NPD Common Stock, 2,800,000 shares of Class B capital stock, $.01 par value per share (the "Class B Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share. As of the close of business on September 30, 1996:

                                    (A) 7,402,747 shares of NPD Common Stock
                           were outstanding;

                                    (B) an aggregate of 1,612,926 shares of NPD
                           Common Stock were reserved for issuance pursuant to the Parent stock option plans and the Parent restricted stock plans (collectively, "Parent Stock Plans"), and pursuant to conversion of the Convertible Debentures;

                                    (C) 1,497 shares of NPD Common Stock and no
                           shares of Class B Stock were held by the Parent in its treasury;

                                    (D) 62,500 shares of Class B Stock were
                           issued and outstanding;

                                    (E) no shares of Preferred Stock were issued
                           and outstanding; and

                                    (F) no Voting Debt (other than the
                           Convertible Debentures) was issued or outstanding.

         All outstanding shares of the Parent's capital stock are, and the shares of NPD Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement, and (y) when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

                           (ii) As of the date of this Agreement, except for this Agreement, options to purchase NPD Class B Stock, the Convertible Debentures, and the Parent Stock Plans outstanding, there are no options, warrants, calls, rights or agreements to which the Parent or any Subsidiary of the Parent is a party or by which it or any such Subsidiary is bound obligating the Parent or any Subsidiary of the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Parent or of any Subsidiary of the Parent or obligating the Parent or any Subsidiary of the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Parent or of any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right or agreement.

                                                    Agreement and Plan of Merger

                           (iii) As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding.

                  (c)      Authority.

                           (i) The Parent and Newco have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Newco, except that the approval of the Parent's stockholders of this Agreement and the Merger and the transactions contemplated hereby may be required. This Agreement has been duly executed and delivered by the Parent and Newco and each constitutes a valid and binding obligation of the Parent and Newco enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of the Parent, except as set forth on Schedule 3.2(c) hereto or result in any Violation of any material loan or credit agreement, note, mortgage, indenture, lease, NPD Plan or other material agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any Subsidiary of the Parent or their respective properties or assets, which Violation would have a NPD Material Adverse Effect.

                           (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Parent and Newco or the consummation by the Parent and Newco of the transactions contemplated hereby, the failure to obtain which would have a NPD Material Adverse Effect, except for (A) the filing with the SEC of the S-4, a proxy statement in definitive form relating to the meeting of the Parent's stockholders (the "NPD Proxy Statement"), the GPC Proxy Statement and such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required, (B) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (C) the filing of the Merger Filings with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Parent is qualified to do business and (D) the State Takeover Approvals.

                                                    Agreement and Plan of Merger

                  (d) SEC Documents. The Parent has delivered or made available to General Physics a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by the Parent with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "NPD SEC Documents") which are all the documents (other than preliminary material) that the Parent was required to file with the SEC since such date. As of their respective dates, the Forms 10-K and 10-Q included in the NPD SEC Documents (the "NPD Reports") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NPD Reports and none of the NPD Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent and its consolidated Subsidiaries included in the NPD Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No representation or warranty is made as to any of the matters in this Section 3.2(d) with respect to General Physics or its subsidiaries.

                  (e) Information Supplied. None of the information supplied or to be supplied by the Parent or Newco for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the NPD Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The NPD Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                  (f) Compliance with Applicable Laws. The businesses of the Parent and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do

                                                    Agreement and Plan of Merger

not, and, insofar as reasonably can be foreseen, in the future will not, have a NPD Material Adverse Effect. The Parent and each Subsidiary of the Parent hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, the "NPD Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those NPD Permits, the absence of which would not have a NPD Material Adverse Effect.

                  (g)      Financial Statements.

                           (i) The Parent has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to General Physics complete and correct copies of:

                                    (A) the audited consolidated balance sheets
                  of the Parent and its subsidiaries as at December 31, 1995, 1994 and 1993, and the related audited consolidated statements of operations and stockholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes; and

                                     (B) the unaudited interim consolidated
                  financial statements for the Parent and its subsidiaries as at, and for the fiscal periods ended on, March 31, 1996, June 30, 1996 and September 30, 1996.

         All of such financial statements fairly present, or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Parent and its Subsidiaries taken as a whole), the financial position, results of operations and cash flows of the Parent and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with GAAP applied on a basis consistent throughout the reported periods (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries).

                           (ii) Neither such financial statements nor the financial statements of the Parent included in the NPD SEC Documents (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries) (A) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (B) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (C) reflect or when delivered will reflect, as the case may be,

                                                    Agreement and Plan of Merger

         any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no material liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with GAAP applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements (except no representation or warranty is provided with respect to General Physics or any of its subsidiaries).

                  (h) Litigation. Except (A) for the case styled Dunlop v. Pollak, et al. pending in the Court of Chancery of the State of Delaware (Civil Action No. 15237-NC), (B) as disclosed in the NPD SEC Documents and (C) for actions and suits arising in the ordinary course of business, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the best of the Parent's or Newco's knowledge, threatened, involving the Parent, Newco or any other Subsidiary of the Parent, or any of the respective properties or assets of the Parent or Newco that (i) if asserted and decided adversely to the Parent or Newco, could, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations, business, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole, (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Parent or Newco under this Agreement. Except as publicly announced in the NPD SEC Documents or in any press release prior to the date hereof, none of the Parent nor any Subsidiary of the Parent, nor any of their respective properties or assets is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any Governmental Entity, or any judicial administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders.

                  (i) Absence of Certain Changes or Events. Except as disclosed in the NPD SEC Documents filed prior to or subsequent to the date of this Agreement or in the audited consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of income, stockholders' equity and cash flows as of and for the period ended December 31, 1995, true and correct copies of which have been delivered to General Physics, or except as contemplated by this Agreement, since September 30, 1996, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, the Parent has not undergone or suffered any change in its financial condition, properties, business or results of operations which has had, individually or in the aggregate, a NPD Material Adverse Effect.

                                                    Agreement and Plan of Merger

                  (j) Material Contracts. Neither the Parent nor any of its Subsidiaries is a party to any contract that, individually or in the aggregate, would have a NPD Material Adverse Effect, nor the performance of which will likely have a NPD Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any material contract except the effect of which defaults singly or in the aggregate would not have a NPD Material Adverse Effect. To the knowledge of the Parent, no other person is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any material contract.

                  (k) Employee Benefit Plans.

                           (i) Certain Terms. The term "NPD Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA or any other material benefit arrangement (including without limitation (A) any employment or consulting agreement, (B) any incentive bonus or deferred bonus arrangement, (C) any arrangement providing termination allowance, severance or similar benefits, (D) any equity compensation plan, and
         (E) any deferred compensation plan) sponsored, maintained or contributed to by the Parent or any NPD Controlled Company for the benefit of any of their employees or former employees. For purposes of this Section 3.2(k), "NPD Controlled Company" shall mean any entity (other than General Physics and any Controlled Company) that, together with the Parent as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to the Parent in this Section 3.2(k) shall also include a reference to a NPD Controlled Company.

                           (ii) No Title IV Plans. Except as disclosed in National Patent's most recent financial statements included in the NPD SEC Documents, no NPD Plan (whether or not terminated) is regulated under Title IV of ERISA and there are no circumstances under which the Parent would have liability under Title IV of ERISA.

                           (iii) Compliance with Law. The Parent has operated, and has caused its appointees and nominees to operate, each NPD Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. There have been no material adverse changes in the financial status of any NPD Plan since September 30, 1996. No benefit under any NPD Plan, including without limitation any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

                           (iv) Contributions. Full payment has been made of all amounts which the Parent is required, under applicable law or under any NPD Plan or any agreement related to any NPD Plan to which the Parent is a party, to have paid as contributions

                                                    Agreement and Plan of Merger

         thereto as of the last day of the most recent fiscal year of each NPD Plan ended prior to the date hereof.

                           (v) Tax Qualification. Each NPD Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code either has been determined to be so qualified by the Internal Revenue Service or has been submitted to the Internal Revenue Services for a determination with respect to such qualified status. Each NPD Plan that has been submitted to the Internal Revenue Service for a determination with respect to its qualified status has been submitted in a timely manner so that any amendments necessary to qualify the plan from its inception can be made within the remedial amendment period established under Section 401(b) of the Code. To the knowledge of the Parent, nothing has occurred since such determination, or submission, as applicable, to affect materially and adversely the qualification of any such NPD Plan.

                           (vi) Tax or Civil Liability. The Parent has not participated in any conduct that could result in the imposition upon the Parent of any material excise tax under Section 4971 through 4980B of the Code or material civil liability under Section 502(i) of ERISA with respect to any NPD Plan.

                           (vii) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any NPD Plan, or the assets thereof, against any fiduciary of any such NPD Plan, or against the Parent with respect to any NPD Plan, and the Parent has no knowledge of any pending investigation or administrative review by any Governmental Entity that could result in the imposition on the Parent of any penalty or assessment in connection with any NPD Plan.

                           (viii) Retiree Welfare Coverage. No NPD Plan provides any health, life or other welfare coverage to employees of General Physics beyond termination of their employment with General Physics by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

                           (ix) Reporting and Disclosure Obligations. The Parent has complied in all material respects with all applicable reporting and disclosure requirements of Title I of ERISA with respect to all NPD Plans.

                  (l)      Taxes.

                           (i) Each of National Patent and its Subsidiaries has filed all Tax returns and reports required to be filed by it or requests for extensions to file such returns or

                                                    Agreement and Plan of Merger

         reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a NPD Material Adverse Effect. All Tax returns filed by National Patent and each of its Subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a NPD Material Adverse Effect. National Patent and each of its Subsidiaries has paid (or National Patent has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the NPD SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by National Patent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No representation or warranty is made with respect to General Physics or any of its Subsidiaries.

                           (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against National Patent or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a NPD Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. No representation or warranty is made with respect to General Physics or any of its Subsidiaries.

                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER

         SECTION 4.1. CERTAIN COVENANTS.

                  (a) Conduct of Business of the Parent. During the period from the date of this Agreement to the Effective Time, the Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course of business substantially consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of General Physics (by action of the Special Committee):

                                                    Agreement and Plan of Merger

                           (i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents except that the Parent may amend its certificate of incorporation to decrease the number of authorized shares of the NPD Common Stock to 25,000,000 and to add provisions requiring redemption or disposition of shares of a foreign owner of NPD Common Stock in the event that the number of shares beneficially owned by such foreign owner exceeds a threshold percentage of issued and outstanding shares of NPD Common Stock;

                           (ii) (x) declare, set aside or pay any cash dividends on, or make any other cash distributions in respect of, any outstanding capital stock of the Parent, or (y) split, combine or reclassify any of the Parent's outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;

                           (iii) merge or consolidate with any other person (other than a merger or consolidation of a subsidiary of the Parent with a wholly-owned subsidiary of the Parent);

                           (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (or agree to any of the foregoing) any of its properties or assets that are material, individually or in the aggregate, to the Parent, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business;

                           (v) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than (x) pursuant to existing line of credit arrangements of the Parent or its subsidiaries and letters of credit and related agreements of the Parent or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice or (y) indebtedness in principal amounts of less than $10,000,000 in the aggregate;

                           (vi) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving the Parent or Newco if the settlement thereof involves payment of in excess of $100,000; provided, that General Physics will not unreasonably withhold its consent to any such settlement or compromise;

                           (vii) take any action that requires the approval of its stockholders;

                           (viii) take any action that would, or would be reasonably likely to, result in any of the representations and warranties of the Parent, Newco or General Physics set

                                                    Agreement and Plan of Merger

         forth in this Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

                           (ix) agree in writing or otherwise to take any of the actions prohibited by this Section 4.1(a).

                  (b) Conduct of Business of General Physics. During the period from the date of this Agreement to the Effective Time, General Physics shall and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course of business substantially consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations and preserve their relationships with persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time (and the Special Committee shall not take any affirmative action that would cause General Physics or its subsidiaries to breach the foregoing provisions of this clause
(b)). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, General Physics and its subsidiaries shall not (without the prior written consent of the Special Committee), and the Special Committee shall not (without the prior written consent of the Parent) take any affirmative action that would cause General Physics or its subsidiaries to, except as expressly contemplated by this
Agreement:

                           (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of General Physics, except for General Physics' regular quarterly dividends of up to $0.06 per fiscal quarter per share, or (y) split, combine or reclassify any of General Physics' outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or other securities of General Physics or its subsidiaries or any rights, warrants or options to acquire any such shares or securities;

                           (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than any such issuance to National Patent or pursuant to (x) the exercise of stock options outstanding on the date hereof or (y) an employee benefit plan approved by the Board of Directors of General Physics;

                           (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                                                    Agreement and Plan of Merger

                           (iv) merge or consolidate with any other person (other than a merger or consolidation of a subsidiary of General Physics with a wholly-owned subsidiary of General Physics) or acquire (by merger, consolidation, acquisition of assets or otherwise) (x) any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to General Physics and its subsidiaries taken as a whole;

                           (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (or agree to any of the foregoing) any of its properties or assets that are material, individually or in the aggregate, to General Physics and its subsidiaries, except in the ordinary course of business substantially consistent with past practice and sales of investment assets in the ordinary course of business;

                           (vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person other than pursuant to existing line of credit arrangements of General Physics or its subsidiaries and letters of credit and related agreements of General Physics or its subsidiaries in each case in the ordinary course of business substantially consistent with past practice; or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to National Patent, General Physics or to any direct or indirect wholly-owned Subsidiary of General Physics or National Patent; (B) in the ordinary course of business (substantially consistent with past practice); or (C) as may be required under the terms of the joint venture agreements for the Aerospace Center Support Joint Venture and the Fleet Technical Support Associates Joint Venture (as such terms are in effect as of the date hereof) (copies of such agreements having been provided to the Parent);

                           (vii) (x) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between General Physics and one or more of its directors, officers or employees or (y) increase in any manner the compensation or fringe benefits (including severance benefits) of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

                           (viii) settle or compromise any derivative suit or other litigation or claim arising out of the transactions contemplated hereby, or any other litigation or claim involving General Physics if the settlement thereof involves payment of in excess of $100,000; provided, that the Parent will not unreasonably withhold its consent to any such settlement or compromise;

                                                    Agreement and Plan of Merger

                           (ix) make any material change in accounting methods, principles or practices used by General Physics or any of its subsidiaries except for any such change required by reason of a concurrent change in GAAP;

                           (x) take any action that requires the approval of its stockholders;

                           (xi) take any action that would, or would be reasonably likely to, result in any of General Physics' representations and warranties set forth in this Agreement not being true in all material respects as of or at any time prior to the Effective Time or in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

                           (xii) agree in writing or otherwise to take any of the actions prohibited by this Section 4.1(b).


                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

         SECTION 5.1. PREPARATION OF FORM S-4, THE GPC PROXY
                      STATEMENT AND THE NPD PROXY STATEMENT.

                  (a) As soon as practicable following the date of this Agreement, the Parent and General Physics jointly shall prepare and file with the SEC a proxy statement (which shall be the GPC Proxy Statement and the NPD Proxy Statement) and the Parent shall promptly prepare and file with the SEC the S-4 (which may be combined, if appropriate, with the GPC Proxy Statement and the NPD Proxy Statement). The Parent shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Parent shall also take, in consultation with General Physics and its counsel, any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and General Physics shall furnish all information concerning General Physics and the holders of GPC Common Stock as may be reasonably requested in connection with such action.

                  (b) As soon as practicable after the S-4 is declared effective by the SEC, (x) the Parent shall prepare, in consultation with General Physics and its counsel, proxy or consent solicitation materials based upon and incorporating the NPD Proxy Statement and shall cause such materials to be mailed to the Parent's stockholders as promptly as practicable thereafter; and
(y) General Physics shall prepare, in consultation with the Parent and its counsel, proxy or

                                                    Agreement and Plan of Merger

consent solicitation materials based upon and incorporating the GPC Proxy Statement and shall cause such materials to be mailed to General Physics' stockholders as promptly as practicable thereafter.

         SECTION 5.2. MEETINGS OF STOCKHOLDERS.

                  (a) The Parent will take all actions necessary in accordance with applicable law and the NPD Charter and the Parent By-laws to convene as promptly as practicable a meeting of its stockholders (the "NPD Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger and the issuance of the Parent Common Stock in connection with the Merger in accordance with the DGCL and the rules of the American Stock Exchange ("AMEX"); except that no such meeting need be convened if the Board of Directors of the Parent, in accordance with such Board's fiduciary duties to the Parent's stockholders, will not recommend approval by the Parent's stockholders of this Agreement and the Merger.

                  (b) General Physics will take all actions necessary in accordance with applicable law and the GPC Charter and GPC By-laws to convene as promptly as practicable a meeting of its stockholders (the "GPC Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger in accordance with the DGCL and the rules of the New York Stock Exchange ("NYSE"); except that no such meeting need be convened if the Board of Directors of General Physics, in accordance with its fiduciary duties to General Physics' stockholders, will not recommend approval by General Physics' stockholders of this Agreement and the Merger. The parties agree that the GPC Stockholders Meeting and the NPD Stockholders Meeting will be scheduled for the same day.

                  (c) Each of the Parent and General Physics will, through its Board of Directors, subject to compliance with their respective fiduciary duties to stockholders as advised by counsel, recommend to its stockholders approval of such matters; provided, that (x) at any time prior to the NPD Stockholders Meeting, the Board of Directors of the Parent, or (y) at any time prior to the GPC Stockholders Meeting either the Special Committee or the Board of Directors of General Physics, as the case may be, each in accordance with its fiduciary duties to stockholders as advised by counsel may revoke, modify or qualify its recommendation with respect to this Agreement and the Merger. As long as the Board of Directors of General Physics and the Special Committee recommend approval of this Agreement and the Merger (and such recommendation has not been revoked, modified or qualified), at the GPC Stockholders Meeting the Parent shall vote or cause to be voted in favor of approval and adoption of this Agreement all of its shares of GPC Common Stock. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Parent or of General Physics permitted by this Section 5.2 shall not constitute a breach of this Agreement by the Parent or General Physics as the case may be.

                                                    Agreement and Plan of Merger

         SECTION 5.3. LEGAL REQUIREMENTS TO MERGER. Each of the Parent, Newco and General Physics will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Parent, Newco and General Physics will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained by the Parent, Newco or General Physics or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

         SECTION 5.4. ACCESS TO INFORMATION. Upon reasonable notice, each of the Parent, Newco and General Physics shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financial and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Parent, Newco and General Physics shall (and shall cause each of its subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) all other information concerning its business, properties and personnel as the Parent, Newco or General Physics as the case may be, may reasonably request.

         SECTION 5.5. BEST EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.6. CAPITAL STOCK.

                  (a) Prior to the Effective Time, the Parent shall use its reasonable best efforts to repurchase all of the Vested Options so that each holder of a Vested Option receives an amount in cash for each share of GPC Common Stock then obtainable upon the exercise of such Vested Option equal to $5.10 less the exercise price of such Vested Option as in effect immediately prior to such repurchase. All such repurchased Vested Options shall thereupon be canceled.

                  (b) Prior to the Effective Time, the Parent shall contribute all or any portion of the Warrants to purchase shares of GPC Common Stock held by it to the capital of General Physics, such Warrants to be thereupon cancelled. Effective upon consummation of the Merger,

                                                    Agreement and Plan of Merger

the Parent shall assume, jointly with General Physics, the obligation to issue shares of NPD Common Stock to holders of the remaining Warrants upon exercise thereof pursuant to the terms thereof.

                  (c) Prior to the Effective Time, the Parent shall cause its Subsidiaries which hold shares of GPC Common Stock (other than General Physics) to dividend such shares to the Parent.

         SECTION 5.7. INDEMNIFICATION AND INSURANCE.

                  (a) From and after the Effective Time, the Surviving Corporation shall indemnify and shall advance expenses to each person who is on the date of this Agreement, or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of General Physics or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of General Physics or any of its subsidiaries at any time prior to the Effective Time (or is or was serving as a member of the Special Committee at any time prior to or at the Effective Time) or is or was serving at the request of General Physics or any of its subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Effective Time, or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time (or pertains to any act or function of the Special Committee relating to this Agreement or the transactions contemplated hereby whether arising, existing, or occurring prior to or at the Effective Time), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the matters described in clauses (i) and (ii), the "Merger Matters"), to the fullest extent permitted by Delaware law (including provisions relating to advancement of expenses incurred in the defense of any Claim).

                  (b) The Parent and Newco agree that all limitations or exculpation of liabilities existing in favor of an Indemnified Party as provided in the GPC Charter and the GPC By-laws as in effect as of the date hereof shall continue in full force and effect with respect to Merger Matters, without any amendment thereto, to the extent such rights are consistent with the DGCL.

                  (c) The Surviving Corporation or the Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, General Physics' current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time and acts by or functions of the Special Committee prior to or at the



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                                                    Agreement and Plan of Merger

Effective Time (the "D&O Insurance") for all present directors and officers of General Physics or any subsidiary thereof; provided, however, that the Surviving Corporation, in lieu of maintaining such existing D&O Insurance as provided above, may cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of the Surviving Corporation or any of its subsidiaries. If the existing D&O Insurance expires, is terminated or canceled by the insurer during such six-year period, the Surviving Corporation shall use its best efforts to obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period on terms and conditions no less advantageous than the existing D&O Insurance. To the extent that after giving effect to the preceding sentence such comparable insurance is not commercially available, with the consent of such persons, the Surviving Corporation shall provide self-insurance.

         SECTION 5.8. PUBLIC ANNOUNCEMENTS. General Physics, on the one hand, and the Parent, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the consent of the other party (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 5.9. NO SOLICITATION, ETC. General Physics shall not (nor will it permit any of its officers, directors, agents or affiliates to) directly or indirectly solicit, encourage (including by way of providing any non-public information concerning General Physics or its subsidiaries to any person), initiate or participate in any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (all such actions being referred to herein as "Acquisition Transactions"); provided, that nothing contained in this Section
5.9 shall prohibit the Special Committee, to the extent required by its fiduciary duties under applicable law as advised by counsel, from providing information to, participating in negotiations or discussions with, entering into any agreement or transaction with, or announcing any intention to do any of the foregoing with, any party that makes an unsolicited inquiry or proposal relating to an Acquisition Transaction. General Physics shall promptly notify the Parent of the receipt of any inquiry or proposal which it may receive in respect of any Acquisition Transaction, including the identity of the person making such inquiry or proposal and, unless advised by counsel that there is a significant risk that such action would constitute a breach of the Special Committee's fiduciary duties, the material terms and conditions thereof and any changes therein. The Parent agrees that the Special Committee may provide to any such party that makes an unsolicited inquiry or proposal respecting an Acquisition Transaction any change in the terms of this

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                                                    Agreement and Plan of Merger

Agreement proposed by the Parent in response to such unsolicited inquiry or proposal; provided, that the Special Committee has disclosed to the Parent the identity of the person making such inquiry or proposal and the material terms and conditions of such proposed Acquisition Transaction and any changes therein.

         SECTION 5.10. CONSENTS, APPROVALS AND FILINGS.

                  (a) The Parent, Newco and General Physics will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including without limitation those required under the Securities Act, the Exchange Act, state securities laws and state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Parent, Newco and General Physics will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the Merger and the other transactions contemplated by this Agreement. In connection with the foregoing, each of the Parent, Newco and General Physics shall use its best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

                  (b) Each of the parties shall provide to the other party copies of all applications and other documents in advance of filing or submission of such applications and other documents to Governmental Entities in connection with this Agreement.

         SECTION 5.11. NON-INTERFERENCE, ETC.

                  (a) Neither party hereto, nor any of their respective subsidiaries, shall take any action, directly or indirectly, intended to, or which such party reasonably believes would, result in (i) any of the other party's representations and warranties set forth in this Agreement not being true and correct in all material respects as of the Closing Date, (ii) any of the other party's covenants not being performed or (iii) any of the conditions to such party's obligations to consummate the transactions contemplated by this Agreement not being satisfied.

                  (b) Each party shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the

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                                                    Agreement and Plan of Merger

representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 5.12. AFFILIATES. At least 30 days prior to the Closing Date, General Physics and the Parent shall agree as to persons who are, at the time the Merger is submitted for approval to the stockholders of General Physics, "affiliates" of General Physics for purposes of Rule 145 under the Securities Act. General Physics shall use its best efforts to cause each such person to deliver to the Parent on or prior to the Closing Date a letter (an "Affiliate Letter") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of NPD Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Parent, is exempt from the registration requirements of the Securities Act. The Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of the NPD Common Stock by such affiliates and the certificates representing the NPD Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.12.

         SECTION 5.13. LISTING. The Parent shall use its best efforts to cause the shares of NPD Common Stock to be issued to holders of GPC Common Stock pursuant to this Agreement to be listed on the AMEX subject to official notice of issuance, prior to the Effective Time.

         SECTION 5.14. BROKERS AND FINDERS.

                  (a) General Physics hereby represents and warrants that it and its Subsidiaries have not engaged the services of any broker, finder, financial advisor or other firm or person entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement other than Oppenheimer & Co., Inc., whose fees and expenses will be paid by General Physics, and General Physics agrees to indemnify and hold harmless the Parent, Newco and their Subsidiaries (and affiliates) from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any such person who claims to be entitled to such a fee or commission by reason of his, her or its acting on behalf of General Physics or any of its subsidiaries.

                  (b) The Parent hereby represents and warrants that it and its subsidiaries have not engaged the services of any agent, broker, finder, financial advisor or other firm or person entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement and the Parent agrees to indemnify and hold harmless General Physics and its subsidiaries (and their affiliates) from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any such person who claims to be entitled to such a fee or commission by reason of his, her or its acting on behalf of the Parent or any of its subsidiaries.

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                                                    Agreement and Plan of Merger

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Parent and General Physics by the requisite vote in accordance with applicable law and rules of the AMEX and the NYSE, respectively.

                  (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto shall have been made or obtained (as the case may be), and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions that would not reasonably be expected to have a NPD Material Adverse Effect or a GPC Material Adverse Effect.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used reasonable efforts to have any such order or injunction vacated.

                  (d) Form S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

                  (e) Third-Party Consents. All consents and waivers of third parties to the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a NPD Material Adverse Effect or a GPC Material Adverse Effect.

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                                                    Agreement and Plan of Merger

                  (f) Listing. The shares of NPD Common Stock issuable to holders of GPC Common Stock pursuant to this Agreement shall have been listed on the AMEX, subject to official notice of issuance.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF GENERAL PHYSICS. The obligations of General Physics to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Parent and Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Parent and Newco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date, and General Physics shall have received a certificate signed on behalf of each of the Parent and Newco by the chief executive officer and the chief financial officer of each of the Parent and Newco to such effect.

                  (b) Performance of Obligations. The Parent and Newco each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and General Physics shall have received a certificate signed on behalf of each of the Parent and Newco by the chief executive officer and the chief financial officer of each of the Parent and Newco to such effect.

                  (c) No Material Adverse Change. Since June 30, 1996, there shall have been no NPD Material Adverse Change, and no event or condition which individually or in the aggregate could reasonably be expected to result in a NPD Material Adverse Change. For purposes of this Agreement, "NPD Material Adverse Change" means any material adverse change in the business, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries taken as a whole.

                  (d) Fairness Opinion. The written opinion of Oppenheimer & Co, Inc., dated as of the Closing Date, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Closing Date.

                  (e) Opinion of Counsel. General Physics shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Parent, addressed to General Physics, dated as of the Closing Date, and in form reasonably satisfactory to the parties hereto.

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                                                    Agreement and Plan of Merger

                  (f) Third Party Consents. National Patent shall have received consents and waivers of the third parties to the agreements listed on Schedule 3.2(a), to the extent necessary, under the terms of such agreements to the consummation of the Merger and the other transactions contemplated hereby.

         SECTION 6.3. CONDITIONS TO OBLIGATIONS OF THE PARENT AND NEWCO. The obligations of the Parent and Newco to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of General Physics set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of General Physics set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date, and the Parent shall have received a certificate signed on behalf of General Physics by a duly authorized representative of General Physics to such effect.

                  (b) Performance of Obligations. General Physics shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of General Physics by a duly authorized representative of General Physics to such effect.

                  (c) No Material Adverse Change. Since June 30, 1996, there shall have been no GPC Material Adverse Change, and no event or condition which individually or in the aggregate could reasonably be expected to result in a GPC Material Adverse Change. For purposes of this Agreement, "GPC Material Adverse Change" means any material adverse change in the business, financial condition or results of operations of General Physics and its subsidiaries taken as a whole.

                  (d) Fairness Opinion. The written opinion of Oppenheimer & Co., Inc., dated as of the Closing Date hereof, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Closing Date.

                  (e) Opinion of Counsel. The Parent shall have received an opinion of Ballard Spahr Andrews & Ingersoll, counsel to General Physics, addressed to the Parent and Newco, dated as of the Closing Date, and in form reasonably satisfactory to the parties hereto.

                  (f) Third Party Consents. General Physics shall have received consents and waivers of the third parties to the agreements listed on Schedule 3.1(c), to the extent necessary,



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
                                                    Agreement and Plan of Merger

under the terms of such agreements to the consummation of the Merger and the other transactions contemplated hereby.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement and the Merger by the stockholders of the Parent and/or General Physics):

                  (a) by mutual written consent of General Physics and the Parent;

                  (b) by written notice by either General Physics or the Parent:

                           (i) if the Merger shall not have been consummated on or before April 30, 1997 (the "End Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

                           (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Parent, if there shall have been a material breach of any material representation, warranty, covenant or agreement on the part of General Physics such that the conditions set forth in Section 6.3(a) or 6.3(b) would be incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by General Physics through the exercise of its reasonable best efforts and for so long as General Physics shall be using its reasonable best efforts to cure such breach, the Parent may not terminate this Agreement pursuant to this Section 7.1(c);

                  (d) by General Physics, if there shall have been any material breach of any material representation, warranty, covenant or agreement on the part of the Parent or Newco such that the conditions set forth in Section 6.2(a) or 6.2(b) would be incapable of being satisfied by the End Date (or as otherwise extended); provided, however, that if any such breach is curable by the Parent or Newco through the exercise of its reasonable best efforts and for so long as the Parent or Newco shall be using its reasonable best efforts to cure such breach, General Physics may not terminate this Agreement pursuant to this
Section 7.1(d);



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
                                                    Agreement and Plan of Merger

                  (e) by the Parent, if the approval of the stockholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof;

                  (f) by General Physics, (i) if the approval of the stockholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the NPD Stockholders Meeting or any adjournment thereof or (ii) if the approval of the stockholders of General Physics contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the GPC Stockholders Meeting or any adjournment thereof (other than by reason of termination of this Agreement by General Physics or by reason of a failure to hold a GPC Stockholders Meeting as provided under Section 5.2(b));

                  (g) by the Parent, if, prior to the GPC Stockholders Meeting, the Special Committee or the Board of Directors of General Physics shall have withdrawn, or modified or changed in any manner adverse to the Parent or Newco its approval or recommendation of this Agreement or the Merger or if such Board will not convene a GPC Stockholders Meeting as provided by the exception to
Section 5.2(b);

                  (h) by General Physics, if, prior to the NPD Stockholders Meeting, the Board of Directors of the Parent shall have withdrawn, or modified or changed in any manner adverse to General Physics its approval or recommendation of this Agreement or the Merger;

                  (i) by General Physics, if a person or group shall have made a bona fide proposal for an Acquisition Transaction which the Special Committee believes, and advises the Board of Directors of General Physics is superior to the Merger from a financial point of view to the stockholders of General Physics, provided that the provisions of Section 5.9 shall not have been breached;

                  (j) unless General Physics has exercised the GPC Reduction Option, by the Parent on a date no earlier than the close of business on the second trading day after the trading day which is five trading days' prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting are first scheduled to occur (the "Test Date"), and no later than the close of business on the fourth trading day after the Test Date, if, as of the Test Date the Parent Stock Price is greater than $9.914; or

                  (k) unless the Parent has exercised the Parent Gross-Up Option, by General Physics on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, if, on the Test Date, the Parent Stock Price is less than $9.336.



                                       40
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                                                    Agreement and Plan of Merger

         This Agreement will terminate without action taken by any party hereto if (i) on the Test Date the Parent Stock Price is less than $9.336, (ii) the Parent has not exercised the Parent Gross-Up Option, and (iii) if, on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, the Special Committee has withdrawn its approval or recommendation of this Agreement or the Merger, such termination to be effective as of the date such approval is withdrawn.

         Upon a termination of this Agreement pursuant to this Section 7.1, all amounts, if any, payable pursuant to Section 7.2 shall be paid promptly in accordance with the provisions of Section 7.2.

         SECTION 7.2. FEES AND EXPENSES UPON TERMINATION. In the event that this Agreement is terminated by General Physics pursuant to Section 7.1(d) or Section 7.1(f)(i), the Parent agrees that it will reimburse General Physics for all documented, reasonable out-of-pocket expenses incurred by General Physics in connection with this Agreement, the Merger and the transactions contemplated by this Agreement. In the event that (A) this Agreement is terminated by General Physics pursuant to Section 7.1(i) or if a person or group shall have made a bona fide proposal for an Acquisition Transaction, General Physics has failed to terminate this Agreement pursuant to Section 7.1(i) and the Parent has terminated this Agreement pursuant to Section 7.1(g), and (B) prior to the first anniversary of the date hereof General Physics or any of its Subsidiaries enters into or authorizes any agreement or agreement in principle with any person other than the Parent or its stockholders as a group to sell, lease or otherwise transfer all or a substantial part of its or its subsidiaries' business and properties or any of its or its subsidiaries' capital stock (excluding capital stock held by the Parent) whether by merger, purchase of assets, tender offer or otherwise, then General Physics agrees that it will thereupon reimburse the Parent for all documented, reasonable out-of-pocket expenses incurred by the Parent in connection with this Agreement, the Merger and the transactions contemplated by this Agreement. Any such payment under this Section 7.2 shall be as liquidated damages and not as a penalty, shall be in lieu of any other remedies (other than in the circumstances contemplated by the proviso to Section 7.3), and shall be made by wire transfer of immediately available funds promptly after receipt of appropriate documentation.

         SECTION 7.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Parent or General Physics as provided in Section 7.1, written notice thereof shall promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent, Newco or General Physics other than
Section 5.14, Article 7 and Article 9; provided, however, that nothing contained in this Section or elsewhere in this Agreement shall relieve or limit upon termination of this Agreement any party from any liability resulting from any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.



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                                                    Agreement and Plan of Merger

         SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR
                      WAIVER; ROLE OF THE SPECIAL COMMITTEE UP TO THE EFFECTIVE TIME.

                  (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of General Physics, action by the Special Committee or the duly authorized designee of the Special Committee and in the case of the Parent, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                  (b) The Special Committee (and the directors of General Physics who serve on the Special Committee) shall continue to function and act in such capacity from the date of this Agreement until the Effective Time with respect to all matters relating to General Physics in connection with this Agreement and the transactions contemplated hereby.

                                    ARTICLE 8

                                   DEFINITIONS

         SECTION 8.1. CERTAIN DEFINED TERMS. The following capitalized terms, when used in this Agreement, have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined).

         "Affiliate" or "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, that with respect to the Parent or Newco, "affiliate" shall not include General Physics or its subsidiaries and, with respect to General Physics, the term "affiliate" shall not include the Parent or its Subsidiaries;

         "Code" means the Internal Revenue Code of 1986, as amended.



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
                                                    Agreement and Plan of Merger

         "Convertible Debentures" means collectively the 12% Subordinated Debentures of the Parent due 1997, the 5% Convertible Bonds of the Parent due 1999 and the 7% Convertible Notes of American Drug Company due 2001.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic, local, state, federal or foreign.

         "GPC Material Adverse Effect" means any circumstance relating to, change in, or effect on General Physics and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of General Physics or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of General Physics and its Subsidiaries taken as a whole.

          "Lien" means any lien, pledge, security interest or other encumbrance on assets.

          "NPD Material Adverse Effect" means any circumstance relating to, change in, or effect on the Parent and its Subsidiaries taken as a whole that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of the Parent or its Subsidiaries is materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Parent and its Subsidiaries taken as a whole.

          "Parent Stock Price" means the amount which is equal to the overall average of the high, low, opening and closing sales prices (averaged for each trading day) of NPD Common Stock on the American Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the trading day which is five trading days prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting occurs.

          "Person" or "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.



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                                                    Agreement and Plan of Merger

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided, that General Physics and each of General Physics' subsidiaries shall not constitute a "Subsidiary" of the Parent or any of its Subsidiaries. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         "Taxes" shall include all federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature, together with any interest, penalties and additions to tax.

         "Warrants" means the Warrants to purchase common stock of General Physics issued pursuant to the Warrant Agreement dated as of August 31, 1994 between General Physics and Midlantic National Bank as Warrant Agent and the Warrants to purchase common stock of General Physics issued pursuant to the Warrant Agreement dated as of August 31, 1994 between General Physics and Midlantic National Bank as Warrant Agent.

         SECTION 8.2. CERTAIN RULES OF CONSTRUCTION. When a reference is made in this Agreement to a Section , Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".



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                                                    Agreement and Plan of Merger

         SECTION 8.3. TABLE OF DEFINED TERMS DEFINED IN THE TEXT OF THE
                      AGREEMENT.

                Term                                              Section
                ----                                              -------
Acquisition Transactions......................................    5.9
Affiliate Letter..............................................    5.12
AMEX..........................................................    5.2(a)
Assumed Options...............................................    2.1(c)
Class B Stock.................................................    3.2(b)
Claim.........................................................    5.7(a)
Closing.......................................................    1.2
Closing Date..................................................    1.2
Controlled Company............................................    3.1(k)
Converted Shares..............................................    2.2(d)
D&O Insurance.................................................    5.7(c)
Delaware Court................................................    9.8
Delaware Secretary of State...................................    1.3
DGCL..........................................................    1.1
Effective Time................................................    1.3
End Date......................................................    7.1(b)
Exchange Agent................................................    2.2(a)
Exchange Fund.................................................    2.2(a)
General Physics...............................................    preamble
GPC By-laws...................................................    1.5(c)
GPC Charter...................................................    1.5(a)
GPC Charter Amendment.........................................    1.5(b)
GPC Common Stock..............................................    2.1
GPC Material Adverse Change...................................    6.3(c)
GPC Permits...................................................    3.1(f)
GPC Plan......................................................    3.1(k)
GPC Preferred Stock...........................................    3.1(b)
GPC Proxy Statement...........................................    3.1(c)
GPC Reduction Option..........................................    2.1(b)
GPC Reports...................................................    3.1(d)
GPC SEC Documents.............................................    3.1(d)
GPC Stockholders Meeting......................................    5.2(b)
GPC Stock Plans...............................................    3.1(b)
Indemnified Party.............................................    5.7(a)
Merger........................................................    preamble
Merger Consideration..........................................    2.1(b)

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                                                    Agreement and Plan of Merger

Merger Matters................................................    5.8(a)
NPD Common Stock..............................................    2.1(a)
NPD Controlled Company........................................    3.2(k)
NPD Material Adverse Change...................................    6.2(c)
NPD Permits...................................................    3.2(f)
NPD Plan......................................................    3.2(k)
NPD Proxy Statement...........................................    3.2(c)
NPD Reports...................................................    3.2(d)
NPD SEC Documents.............................................    3.2(d)
NPD Stockholders Meeting......................................    5.2(a)
Newco.........................................................    preamble
NYSE..........................................................    5.2(b)
Options.......................................................    2.1(c)
Parent........................................................    preamble
Parent Gross-Up Option........................................    2.1(b)
Parent Stock Plans............................................    3.2(b)
Proxy Statement...............................................    3.1(c)
Relevant Group................................................    3.1(p)
S-4...........................................................    3.1(e)
Special Committee.............................................    preamble
State Takeover Approvals......................................    3.1(c)
Stock Consideration...........................................    2.1(b)
Surviving Corporation ........................................    1.1
Test Date.....................................................    7.1(j)
Vested Options................................................    2.1(c)
Violation.....................................................    3.1(c)
Voting Debt...................................................    3.1(b)

                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement (including the exhibits and schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including without limitation Section 5.7, Section 5.8 and the Affiliate Letters delivered pursuant to Section 5.12.

                                                    Agreement and Plan of Merger

         SECTION 9.2. FEES AND EXPENSES. Except as set forth in Section 7.2 and except for expenses incurred in printing the GPC Proxy Statement, the NPD Proxy Statement and the S-4, as well as the filing fees relating thereto, which costs shall be shared equally by the Parent and General Physics whether or not the Merger is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 9.3. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt) or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to General Physics, to

                           General Physics Corporation
                           6700 Alexander Bell Drive
                           Columbia, Maryland  21046
                           Attention:  General Counsel
                           Telephone No.:  (410) 290-2300
                           Facsimile No.:  (410) 290-2646

                           with copy to:

                           Richards, Layton & Finger
                           One Rodney Square
                           Wilmington, Delaware  19801
                           Attention:  Jesse Finkelstein
                           Telephone No.:  (302) 651-7754
                           Facsimile No.:  (302) 658-6548

                  (b)      If to Parent or to Newco, to

                           National Patent Development Corporation
                           9 West 57th Street
                           New York, New York 10019
                           Attention:  General Counsel
                           Telephone No.:  (212) 230-9513
                           Facsimile No.:  (212) 230-9545

                                                    Agreement and Plan of Merger

                           with a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178-0060
                           Attention:  David W. Pollak
                           Telephone No.:  (212) 309-6058
                           Facsimile No.:  (212) 309-6273

         SECTION 9.4. AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may amend this Agreement; provided, however, that after approval of the Merger by the stockholders of General Physics and/or the Parent, no amendment shall be made that by law requires the approval of General Physics' stockholders or the Parent's stockholders, as the case may be, without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 9.5. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

         SECTION 9.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law rules thereof which might apply the laws of any other jurisdiction).

         SECTION 9.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided, that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any wholly-owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located

                                                    Agreement and Plan of Merger

in the State of Delaware or any state court sitting in the City of Wilmington, Delaware (any such federal or state court, a "Delaware Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court.

         SECTION 9.9. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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
                                                    Agreement and Plan of Merger

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other representatives thereunto duly authorized, all as of the date first written above.

                                GENERAL PHYSICS CORPORATION

                                By:/s/John C. McAuliffe
                                   --------------------------------------------
                                    Title: Executive Vice President

                                NATIONAL PATENT DEVELOPMENT

                                    CORPORATION

                                By:/s/Jerome I. Feldman
                                   --------------------------------------------
                                    Title: President and Chief Executive Officer

                                GPX ACQUISITION INC.

                                By:/s/Scott N. Greenberg
                                   --------------------------------------------
                                    Title: Vice President

                                Schedule 3.1(c)



The Merger requires the approval/waiver of Fleet Bank, N.A., as successor lender to NatWest Bank N.A. under the Credit Agreement dated as of April 7, 1995, among NatWest Bank N.A., as lender, and National Patent Development Corporation, General Physics Corporation, Inventory Management Corporation, GP Environmental Services, Inc. and General Physics Federal Systems, Inc., as borrowers.

                                Schedule 3.2(c)
                                   Authority

1. Credit Agreement, dated as of April 7, 1995, among National Patent Development Corporation; General Physics Corporation; Inventory Management Corporation; GP Environmental Services, Inc.; and GPS Technologies, Inc. Federal Systems Group, as Borrowers, and NatWest Bank N.A., as Bank.

2. Loan Agreement, dated as of April 29, 1993, by and among Five Star Group, Inc., the Banks signatory hereto, and National Westminster Bank NJ, as agent for such banks, as amended on February 28, 1994, July 1994, October 23, 1995, June 28, 1996, July 31, 1996, August 30, 1996, and September 30, 1996.

3. Loan Agreement dated as of April 29, 1993, by and among MXL Industries, Inc., the Banks signatory hereto, and National Westminster Bank NJ, as agent for such banks, as amended on October 23, 1995 and September 30, 1996.